Exhibit 4.3

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK

DERMATA THERAPEUTICS, INC.

This Warrant (the “Grant Agreement”) is made and entered into effective on the Date of Grant set forth in Exhibit A (the “Date of Grant”) by and between Dermata Therapeutics, Inc., a Delaware corporation (the “Company”), and the individual named in Exhibit A hereto (the “Holder”).

WHEREAS, the Company desires to grant the Holder a warrant to acquire the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to the terms of but not under the Dermata Therapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) ;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1. Grant. The Company hereby grants the Holder a warrant (the “Warrant”) to purchase up to the number of shares of Common Stock (the “Shares”) set forth in Exhibit A hereto at the exercise price per Share (the “Exercise Price”) set forth in Exhibit A, which Warrant shall be fully vested as of the Date of Grant but exercisable only to the extent and in the manner provided herein. The Warrant shall be subject to the terms and conditions set forth herein and the provisions of the Plan, the terms of which are incorporated herein by reference, which provisions shall be interpreted to apply to this Warrant in the same manner in which they apply to nonqualified stock options issued thereunder (although the Warrant is not granted under the Plan). Capitalized terms used but not otherwise defined in this Grant Agreement shall have the meanings as set forth in the Plan.

2. Exercise Periods. This Warrant shall terminate and be canceled to the extent not exercised on the Expiration Date set forth in Exhibit A and may be exercised only as follows:

(a)

Calendar Year 2024. This Warrant may be exercised only during the calendar year 2024, except the Warrant may be exercised earlier upon the Holder’s death. The Warrant will expire and be terminated and cancelled on December 31, 2024 to the extent not exercised on or before such date.

(b)	Death. If the Holder dies prior to January 1, 2024, the Warrant will be exercisable for the period beginning with the first day of the calendar quarter on or after the date of the Holder’s death and ending on the last day of the calendar year in which such calendar quarter falls. The Warrant will be exercisable by such person(s) as shall have been named as the Holders’ beneficiary, or in the absence of a designated beneficiary, by the executor or representative of the Holder’s estate. Any portion of the Warrant that remains unexercised after the end of such calendar year shall be terminated and cancelled.

3. Method of Exercise. This Warrant is exercisable by delivery to the Company of an exercise notice (the “Exercise Notice”) in a form satisfactory to the Committee or by such other form or means as the Committee may permit or require. Any Exercise Notice shall state or provide the number of Shares with respect to which the Warrant is being exercised (the “Exercised Shares”), and include such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price for the Exercised Shares in (i) cash; (ii) check; or (iii) such other manner as is acceptable to the Committee, provided that such form of consideration is permitted by the Plan and by applicable law. Upon exercise of the Warrant by the Holder and prior to the delivery of such Exercised Shares, the Company shall have the right to require the Holder to satisfy applicable Federal and state tax income tax withholding requirements and the Holder’s share of applicable employment withholding taxes in a method satisfactory to the Company. Notwithstanding the foregoing, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where stock grants or other applicable equity grants are made under the Plan; assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Holder on the date the Warrant is exercised with respect to such Shares.

4. Covenants Agreement. This Warrant shall be subject to forfeiture at the election of the Company in the event that the Holder breaches any agreement between the Holder and the Company with respect to noncompetition, nonsolicitation, assignment of inventions and contributions and/or nondisclosure obligations of the Holder.

5. Taxes. By executing this Grant Agreement, the Holder acknowledges and agrees that the Holder is solely responsible for the satisfaction of any applicable taxes that may be imposed on the Holder that arise as a result of the grant, vesting or exercise of the Warrant, including without limitation any taxes arising under Section 409A of the Code (regarding deferred compensation) or Section 4999 of the Code (regarding golden parachute excise taxes), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold the Holder harmless from any or all of such taxes.

6. Non-Transferability of Warrant. This Warrant may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Holder only by the Holder. The terms of the Plan and this Grant Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Holder.

7. Securities Matters. All Shares and Exercised Shares (collectively, the “Securities”) shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. The Company shall not be obligated to sell or issue any Securities pursuant to this Grant Agreement unless, on the date of sale and issuance thereof, such Securities are either registered under the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, or are exempt from registration thereunder. Regardless of whether the offering and sale of Securities subject to the Warrant have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Securities (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

8. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that:

(a)

Acquisition Entirely for Own Account The Holder represents and warrants that unless the Securities are registered under the Securities Act, any and all Securities acquired by the Holder under this Grant Agreement will be acquired for investment for the Holder’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Securities within the meaning of the Securities Act. By executing this Grant Agreement, the Holder further represents that the Holder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to the Warrant or the Securities. The Holder agrees not to sell, transfer or otherwise dispose of such Securities unless they are either (1) registered under the Securties Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

(b)

Disclosure of Information. The Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Warrant with the Company’s management and has had an opportunity to review the Company’s facilities.

(c)

Restricted Securities. The Holder understands that the Securities have not been registered under the Securities Act, and that the Warrant is being granted by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Holder must hold any Securities purchased pursuant to this Grant Agreement indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)	No Public Market. The Holder understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

(e)	Accredited Investor. The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f)	Residence. The Holder resides in the state or province identified in the address of the Holder set forth on Exhibit A.

9. Lock-Up Agreement. The Holder hereby agrees that in the event that the Holder exercises this Warrant during a period in which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, then, as a condition to such exercise, the Holder shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Holder shall agree to restrictions on transferability of the Securities comparable to the restrictions agreed upon by such directors or officers of the Company.

10. Other Plans. No amounts of income received by the Holder pursuant to this Grant Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise expressly provided in such plan.

11. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder. In the event of any conflict between this Grant Agreement and the Plan, the Plan shall be controlling, except as otherwise specifically provided in the Plan. This Grant Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

12. Opportunity for Review. The Holder and the Company agree that this Warrant is governed by the terms and conditions of the Plan and this Grant Agreement. The Holder has reviewed the Plan and this Grant Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Agreement and fully understands all provisions of the Plan and this Grant Agreement. The Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Grant Agreement. The

Holder further agrees to notify the Company upon any change in the residence address indicated herein.

13. Section 409A. This Warrant is intended to comply with or be excepted from coverage under Section 409A and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Holder’s consent, modify or amend the terms of this Grant Agreement, impose conditions on the timing and effectiveness of the exercise of the Warrant by Holder, or take any other action it deems necessary or advisable, to cause the Warrant to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Holder by Section 409A or any damages for failing to comply with Section 409A.

14. Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any shares issued pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the shares issued exceed the number that would have been issued based on the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement as of the date set forth in Exhibit A.

DERMATA THERAPEUTICS, INC.

By:
Name:
Title:

HOLDER

Name:

EXHIBIT A

WARRANT TO PURCHASE COMMON STOCK

DERMATA THERAPEUTICS, INC.

(a).	Holder’s Name:

Holder’s Address:

(b).	Date of Grant:

(c).	Number of Shares Subject to the Warrant:

(d).	Exercise Price: $______ per Share

(e).	Expiration Date: December 31, 2024

(f).	Vesting Schedule: fully vested as of the Date of Grant

_______ (Initials)

Holder

_______ (Initials)

Company Signatory